EXHIBIT 99.1
International DisplayWorks, Inc. Announces
Pricing of Offering of Common Stock
Friday, January 27, 2006
ROSEVILLE, Calif.—(BUSINESS WIRE)—Jan. 27, 2006—International DisplayWorks, Inc. (IDW) (Nasdaq: IDWK — News ), a manufacturer and designer of liquid crystal displays (LCDs), modules and assemblies, today announced that it has priced a public offering of 10,800,000 shares of its common stock at $5.80 per share. IDW has also granted the underwriters an option to purchase up to an additional 1,620,000 shares to cover over-allotments, if any. Net proceeds before expenses from the offering are expected to be approximately $59.0 million. Net proceeds from the offering are anticipated to be used for general working capital, and possibly for acquisition of technology, asset and companies, or paying down some or all or IDW’s existing revolving line of credit . At the completion of the offering, IDW expects to have approximately 42,852,829 shares issued and outstanding.
The sole book-running manager of the offering is Deutsche Bank Securities Inc. The co-lead manager is Needham & Company, LLC, and the co-managers are Oppenheimer & Co. and Roth Capital Partners. Copies of the final prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, from the offices of any of the underwriters identified above, or from the SEC’s Web site at www.sec.gov.
The offering will be made pursuant to an effective registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About International DisplayWorks
International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 466,000 square feet of manufacturing facilities in the People’s Republic of China (PRC). Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW’s 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.
NOTE: The foregoing is news relating to International DisplayWorks, Inc. (“IDW”) and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW’s 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.